Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES RECORD PROFIT AND CASH FLOW FOR FISCAL YEAR 2009

SPARKS, MD, JANUARY 28 — McCormick & Company, Incorporated (NYSE:MKC):

•	Earnings per share for the fourth quarter reached $0.87. On a comparable basis, this was an increase of 8%, excluding restructuring charges and unusual items.

•

Earnings per share of $2.27 was reported in fiscal year 2009. On a comparable basis, excluding restructuring charges and unusual items, earnings per share rose 10%. This marked the Company’s fourth consecutive year of achieving a double-digit increase in earnings per share on a comparable basis.

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Cash flow from operations exceeded $400 million for the first time, reaching $416 million. This compared to $315 million for fiscal year 2008. The dividend declared in November 2009 marked the Company’s 24th consecutive year of increase.

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Solid sales and earnings growth are projected for fiscal year 2010 as a result of new products, a substantial increase in brand marketing and further progress with CCI, the Company’s Comprehensive Continuous Improvement initiative.

McCormick, a global leader in spices, herbs, seasonings, specialty foods and flavors, today reported record results for the fiscal fourth quarter and year ended November 30, 2009. Acquisitions, cost savings and effective management of working capital contributed significantly to this performance.

Alan D. Wilson, Chairman, President & CEO, commented, “Our fourth quarter results were a strong finish to a successful year at McCormick. Profit results for the fiscal year were driven by a 5% increase in sales, when measured in local currency, and substantial margin improvement. Acquisitions are an integral part of our growth strategy and in 2009, much of our sales growth and margin improvement were led by Lawry’s which we acquired in July 2008. In addition, we achieved CCI-led cost reductions of $42 million which provided the fuel for a 15% increase in marketing programs to support our leading brands.

“On a comparable basis, earnings per share rose 10%. This was the fourth consecutive year that we delivered a double-digit increase. In addition to growing earnings, we are increasing cash flow. Following a five day reduction in the cash conversion cycle in 2008, our employees achieved another five day reduction in 2009. This helped us reach a record $416 million of cash flow from operations. A portion of our cash is devoted to dividends, and in November, the Board declared an 8% increase in the quarterly dividend per share.

“As McCormick’s leadership team looks ahead to 2010, we anticipate driving sales with a significant increase in marketing support and a line-up of exciting new products that features innovative flavors, convenience, value and wellness. Employees around the world are engaged in further initiatives to improve profit and cash, and we have set aggressive targets for CCI-

driven cost savings and further improvements in working capital. We look forward to another year of great performance and solid increases in both profit and cash from our global business.”

Fiscal year results

Earnings per share for the fiscal year rose to $2.27 compared to $1.94 in the prior year. Excluding the effect of restructuring charges and unusual items, earnings per share rose $0.21, an increase of 10%. Higher operating income added $0.33 per share. This was offset in part by $0.07 from an increased tax rate and $0.05 from the impact of higher net interest expense, lower income from unconsolidated operations and an increase in shares outstanding. Restructuring charges lowered 2009 earnings per share by $0.08, compared to a reduction of $0.09 in 2008. Also in the year-ago period, the net effect of unusual items lowered earnings per share by $0.11.

Excluding restructuring charges and unusual items, the increase in operating income was 14% and operating income margin reached 15.1%. Gross profit margin for the fiscal year rose to 41.6% in 2009 from 40.6% in 2008. The incremental impact of the Lawry’s acquisition was a significant contributor to the increase in profit and margins for the first three quarters. Cost savings also boosted margins. Due primarily to the Company’s Comprehensive Continuous Improvement program (CCI), cost savings reached $42 million, exceeding an initial target of $30 million. A portion of these savings were used to fund an incremental $20 million in marketing programs to support McCormick’s leading brands in the Americas, Europe and Asia. Sales for the fiscal year rose slightly from 2008. Excluding the impact of unfavorable currency exchange rates, sales rose 5% due largely to the impact of Lawry’s as well as the Company’s pricing actions.

For 2009, higher net income and a five day reduction in the Company’s cash conversion cycle led to $416 million in cash flow from operations compared to $315 million in 2008. Cash was used to reduce $252 million of the debt associated with the Lawry’s acquisition, as well as to fund dividend payments and capital expenditures.

Fourth quarter results

Earnings per share for the fourth quarter of 2009 rose to $0.87 compared to $0.62 in the fourth quarter of 2008. Excluding the effect of restructuring charges and unusual items, earnings per share rose $0.07 from the comparable period in 2008. Higher operating income added $0.10 per share, and $0.03 was added by the combined impact of lower net interest expense and income from unconsolidated operations. At year-end, the Company increased its fiscal year tax rate to 32% to reflect its current mix of business, which lowered fourth quarter earnings per share by $0.06. In addition, restructuring charges lowered earnings per share in the fourth quarter of 2009 by $0.04, compared to a reduction of $0.07 in the fourth quarter of 2008. Also in fiscal year 2008, an impairment charge was recorded that lowered earnings per share by $0.15.

Excluding restructuring charges and unusual items, the increase in operating income was significant at 11%. Employees throughout McCormick’s global organization achieved significant cost reduction and margin improvement as part of the CCI program. Progress with CCI, as well as a favorable mix of business, led to a fourth quarter gross profit margin of 45.6%, which is nearly a 2 percentage point increase from 43.7% in the year-ago period. With its largest holiday marketing campaign to date, consumer business sales in the Americas grew 5%. This offset a decline in industrial sales in the Americas this period which resulted from a more moderate pace of new product introductions by industrial customers. Sales in international markets rose modestly this period as the weak economy continued to affect consumers, particularly in Europe. In total, sales grew 2% in the quarter.

Financial outlook

A year of solid sales and profit growth is projected for 2010. The Company plans to drive sales with a $20 million increase in brand marketing support from $147 million in 2009 and $127 million in 2008. These funds will support new products across global markets as well as consumer favorites such as grilling products, seasoning mixes and ethnic food items. Sales are projected to grow 4-6%, including an estimated 2% benefit based on current foreign currency exchange rates.

The Company plans to fund higher marketing with CCI-driven cost savings. Savings of $35 to $40 million are expected and projects are already underway to achieve this target. Due in large part to the anticipated cost reductions, gross profit margin is expected to increase by half a percentage point. These projected CCI savings will also help offset an expected 2010 increase in pension expense of approximately $15 million, due largely to a change in the prevailing discount rates used to calculate this expense.

The Company expects to deliver 2010 earnings per share in a range of $2.49 to $2.54. This is an increase of 6-8% on a comparable basis with 2009 when restructuring charges are excluded. Further reductions in the cash conversion cycle are anticipated in 2010 which will lead to another year of strong cash generation for McCormick.

Business Segment Results

Consumer Business

(in millions)	Three Months Ended		Twelve Months Ended
	11/30/09	11/30/08	11/30/09	11/30/08
Net sales	$605.0	$579.9	$1,911.2	$1,850.8
Operating income	158.2	107.0	385.6	304.6
Operating income, excluding restructuring and impairment charges	162.9	145.5	397.9	343.3

For the fourth quarter, consumer business sales rose 4% when compared to 2008, and in local currency grew 3%. The Company had a slight increase in volume and mix, due primarily to sales growth in the Americas. Pricing actions taken to offset higher costs added 3% to sales.

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Consumer sales in the Americas rose 5% with minimal impact from currency exchange rates. Pricing added two-thirds of the increase and volume and product mix added one-third. Higher sales of branded spices and herbs, dry seasoning mixes, Lawry’s and grilling products were offset by lower sales of gourmet, specialty food items and economy brands.

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In EMEA, consumer sales rose 1% but declined 2% in local currency. An increase in volume and product mix in France was driven by increases in Ducros brand spices and seasonings as well as Vahiné dessert items. This was offset by weak sales in the U.K.

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Consumer sales in the Asia/Pacific region rose 15% and 7% in local currency due primarily to higher volume and product mix. In China, the Company grew sales with geographic expansion and new product activity, as well as additional marketing support.

For the fourth quarter, operating income for the consumer business, excluding the impact of restructuring and impairment charges, rose 12% from the comparable period of 2008. This increase was driven by higher sales and cost reductions as well as a favorable business mix. For the fiscal year, the Company increased operating income for the consumer business more than $50 million on a comparable basis, an increase of 16%, due in large part to the incremental impact of the Lawry’s business in the first three quarters.

Industrial Business

(in millions)	Three Months Ended		Twelve Months Ended
	11/30/09	11/30/08	11/30/09	11/30/08
Net sales	$319.5	$327.0	$1,280.9	$1,325.8
Operating income	19.8	18.7	81.3	71.9
Operating income, excluding restructuring charges	22.9	21.6	85.2	78.8

Industrial business sales declined 2% in the fourth quarter when compared to 2008, and in local currency declined 1%. Pricing actions which offset increased costs of certain commodities added 2% to sales. Volume and product mix decreased sales 3% with fewer new product introductions by industrial customers.

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Industrial sales in the Americas declined 4% and in local currency decreased 2%. Higher pricing added 2% while volume and product mix decreased sales 4%. Sales to quick service restaurants rose as a result of several new seasoning products, however, food manufacturer purchases declined this quarter with minimal new product activity.

•	In EMEA, industrial sales rose 2% and increased a solid 6% in local currency due largely to pricing actions taken to offset higher input costs.

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Following a strong performance in the third quarter, industrial sales decreased 2% in the Asia/Pacific region in the fourth quarter and in local currency declined 6%. In this quarter, sales were impacted by lower demand from quick service restaurant customers in China.

As a result of cost controls and CCI-led savings, operating income for the industrial business, excluding restructuring charges, rose 6% in the fourth quarter of 2009 as compared to the same period of 2008. In the face of a tough economy, operating income grew $6.4 million for the fiscal year on a comparable basis, which is an increase of 8%.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes restructuring charges in 2009 and 2008, as well as unusual items recorded in fiscal year 2008. The unusual items were for amounts related to the Lawry’s acquisition, including the gain on the sale of Season-All, and a non-cash impairment charge related to the value of the Silvo brand. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2009 and 2008, as well as unusual items recorded in the third and fourth quarters of 2008.

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/09	11/30/08	11/30/09	11/30/08
Operating income	$178.0	$125.7	$466.9	$376.5
Impact of restructuring charges	7.8	12.4	16.2	16.6
Impact of impairment charge	—	29.0	—	29.0

Adjusted operating income	$185.8	$167.1	$483.1	$422.1

% increase versus prior period	11%		14%

Net income	$116.4	$82.5	$299.8	$255.8
Impact of restructuring charges	5.1 *	8.6 *	10.9 *	11.5 *
Impact of impairment charge	—	20.1	—	20.1
Net gain related to Lawry’s acquisition ($7.9 pre-tax)	—	—	—	(5.5)

Adjusted net income	$121.5	$111.2	$310.7	$282.0

Earnings per share - diluted	$.87	$.62	$2.27	$1.94
Impact of restructuring charges	.04	.07	.08	.09
Impact of impairment charge	—	.15	—	.15
Net gain related to Lawry’s acquisition	—	—	—	(.04)

Adjusted earnings per share – diluted	$.91	$.84	$2.35	$2.14

% increase versus prior period	8%		10%

* The impact of restructuring activity on net income includes:
Restructuring charges included in cost of good sold	$(2.3)	$(2.0)	$(2.5)	$(4.5)
Restructuring charges	(5.5)	(10.4)	(13.7)	(12.1)
Tax impact included in income taxes	2.7	3.8	5.3	5.1

	$(5.1)	$(8.6)	$(10.9)	$(11.5)

Amounts in the above table may not add due to rounding

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

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For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

1/2010

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement
(In millions except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2009	2008	2009	2008
Net sales	$924.5	$906.9	$3,192.1	$3,176.6
Cost of goods sold	502.8	510.7	1,864.9	1,888.4

Gross profit	421.7	396.2	1,327.2	1,288.2
Gross profit margin	45.6%	43.7%	41.6%	40.6%
Selling, general and administrative expense	238.2	231.1	846.6	870.6
Restructuring charges	5.5	10.4	13.7	12.1
Impairment charge	—	29.0	—	29.0

Operating income	178.0	125.7	466.9	376.5
Interest expense	12.5	16.3	52.8	56.7
Other income, net	0.4	1.6	2.4	18.0

Income from consolidated operations before income taxes	165.9	111.0	416.5	337.8
Income taxes	55.7	32.2	133.0	100.6

Net income from consolidated operations	110.2	78.8	283.5	237.2
Income from unconsolidated operations	6.2	3.7	16.3	18.6

Net income	$116.4	$82.5	$299.8	$255.8

Earnings per common share - basic	$0.89	$0.63	$2.29	$1.98

Earnings per common share - diluted	$0.87	$0.62	$2.27	$1.94

Average shares outstanding - basic	131.4	130.2	130.8	129.1
Average shares outstanding - diluted	133.1	132.3	132.3	131.8

Fourth Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet
(In millions; for periods ending November 30)

	2009	2008
Assets
Current assets
Cash and cash equivalents	$39.5	$38.9
Trade accounts receivable, net	365.3	380.7
Inventories	445.9	439.0
Prepaid expenses and other current assets	119.8	109.7

Total current assets	970.5	968.3
Property, plant and equipment, net	489.8	461.1
Goodwill, net	1,479.7	1,230.2
Intangible assets, net	237.3	374.8
Prepaid allowances	26.6	32.9
Investments and other assets	183.9	153.0

Total assets	$3,387.8	$3,220.3

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$116.1	$354.0
Trade accounts payable	283.6	266.1
Other accrued liabilities	418.5	414.0

Total current liabilities	818.2	1,034.1
Long-term debt	875.0	885.2
Other long-term liabilities	360.0	245.7

Total liabilities	2,053.2	2,165.0
Shareholders’ equity
Common stock	634.0	581.8
Retained earnings	591.5	425.4
Accumulated other comprehensive income	109.1	48.1

Total shareholders’ equity	1,334.6	1,055.3

Total liabilities and shareholders’ equity	$3,387.8	$3,220.3

Fourth Quarter Report	McCormick & Company, Incorporated
Consolidated Cash Flow Statement
(In millions; for periods ending November 30)

	Twelve Months Ended
	2009	2008
Cash flows from operating activities
Net income	$299.8	$255.8
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	94.3	85.6
Impairment charge	—	29.0
(Gains)/Losses on sales of assets	0.3	(22.9)
Stock based compensation	12.7	18.2
Income from unconsolidated operations	(16.3)	(18.6)
Changes in operating assets and liabilities	14.1	(45.9)
Dividends from unconsolidated affiliates	10.9	13.4

Net cash flow from operating activities	415.8	314.6

Cash flows from investing activities
Acquisitions of businesses	—	(693.3)
Capital expenditures	(82.4)	(85.8)
Net proceeds from sale of Season-All	—	14.0
Proceeds from sale of property, plant and equipment	0.6	18.1

Net cash flow from investing activities	(81.8)	(747.0)

Cash flows from financing activities
Short-term borrowings, net	(201.8)	156.5
Long-term debt borrowings	—	503.0
Long-term debt repayments	(50.4)	(150.4)
Proceeds from exercised stock options	35.8	48.8
Common stock acquired by purchase	—	(11.0)
Dividends paid	(125.4)	(113.5)

Net cash flow (used)/provided by financing activities	(341.8)	433.4

Effect of exchange rate changes on cash and cash equivalents	8.4	(8.0)

Increase/(decrease) in cash and cash equivalents	0.6	(7.0)
Cash and cash equivalents at beginning of period	38.9	45.9

Cash and cash equivalents at end of period	$39.5	$38.9